EXHIBIT 10.1

PROCEEDS INVESTMENT AGREEMENT

Dated as of July 31, 2018

by and between

DIGITAL ALLY, INC.

and

BRICKELL KEY INVESTMENTS LP

This PROCEEDS INVESTMENT AGREEMENT, dated as of July 31, 2018 (this “Agreement”), between:

●	Digital Ally, Inc., a Nevada corporation with its principal place of business at 9705 Loiret Blvd., Lenexa, Kansas. 66219 (“DAI”); and

●	Brickell key investments lp, a Delaware limited partnership, with its principal place of business at 11 New Street, St. Peter Port, Guernsey GY1 2PF (“INVESTOR”)

(each of DAI and INVESTOR is referred to herein individually, as a “Party” and, collectively, as the “Parties”).

Preamble

A. DAI is seeking up to $10,000,000 (the “Commitment”) to fund litigations relating to the infringement of the Patent Assets enumerated in Annex A and to repay existing debt obligations and for working capital purposes as set forth in Annex B;

B. INVESTOR invests directly and indirectly in claims, disputes, and litigation and arbitration claims;

C. INVESTOR is prepared to make the Investment (as hereinafter defined) and, in consideration therefor, DAI is prepared to (i) assign to INVESTOR (A) 100% of the Patent Assets Proceeds until INVESTOR has received its Minimum Return and (B) if INVESTOR has not received its Minimum Return by the earlier of (x) a Liquidity Event and (y) July 31, 2020, then 100% of Proceeds until Investor has received an amount equal to the Minimum Return on $4 million, (ii) grant INVESTOR (A) a senior security interest in the Patent Assets, the Claims and the Patent Asset Proceeds until INVESTOR has received it Minimum Return and (B) a senior security interest in all other assets of DAI until INVESTOR has received the Minimum Return on $4 million and (iii) grant INVESTOR the Warrants, in each case as defined herein and subject to the terms and conditions set forth herein.

D. The Parties do not intend to waive any attorney-client privilege or any immunities from discoverability of attorney work product or other privileged materials or communications. The Parties believe they have common interests in the pursuit of the Claims.

NOW THEREFORE, for good and valuable consideration, it is agreed as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement, the following terms shall have the meanings given below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Assigned Rights” has the meaning set forth in Section 3.1.

“Attorney Engagement Agreement” means the Engagement Agreement between an Attorney and DAI related to the Claims.

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“Attorneys” means Erise IP, P.A.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Authorized” means authorized by any and all action or Authorization required to make the action contemplated thereby legally binding on a Party.

“Business Day” means any day that the Federal Reserve Bank of New York is open for business.

“Claims” means the cases and claims arising from or relating to any, some or all of the Patent Assets asserted or to be asserted by DAI, or any of its affiliates or by special purpose vehicle(s) against alleged infringers including, but not limited to, any and all related, remanded, appellate or future claims, cases, arbitrations or proceedings arising from or seeking similar recoveries or remedies. For clarity, nothing herein restricts the Claims or Patent Asset Proceeds to a particular Defendant or Defendants.

“Claims Costs and Expenses” as used in this Agreement means costs, expenses and disbursements directly related to the Claims, including (without limitation) costs or expenses incurred in the negotiation and drafting of this Agreement, that are (i) validly incurred by DAI or paid or due and payable to third parties including Attorneys; (ii) documented by receipts and invoices paid by DAI or submitted to DAI in connection with the Claims; or (iii) incurred by an Attorney on behalf of DAI pursuant to an Attorney Engagement Agreement. Claims Costs and Expenses shall not include any internal costs or expenses of DAI or its members, including but not limited to overhead or operating costs or expenses of it or its employees, but shall include only costs and expenses incurred by DAI and/or third parties (including travel and lodging expenses of DAI managers) in connection with prosecuting, enforcing or defending the Claims, such as (A) the fees and expenses of consultants, damages experts, other experts or technical advisors, and fact witnesses, or such fees and expenses paid directly by DAI, (B) travel and lodging expenses of third parties involved in the Claims, such as witnesses and experts, for purposes of holding Claims meetings, the preparation of witness statements and expert reports, attending legal proceedings relating to the Claims, and the like, and (C) duplicating, secretarial, stenographer, courier, translation, outsourced legal research, and similar services provided by Persons other than DAI.

“Claims Proceeds Account” means the client trust account in the name of DAI under the control of an Attorney designated for the purposes of receiving and holding the Patent Asset Proceeds pursuant to Section 3.2 and to be operated in accordance with such section.

“Closing” means the closing of the transactions contemplated hereby pursuant to Sections 5.1, 5.2 and 5.3.

“Commitment” has the meaning set forth in Preamble A.

“Costs” has the meaning set forth in Section 10.7.

“Default” means any event or circumstance specified in Section 8 (Events of Default) that would (with the expiration of a grace period or the giving of notice) become an Event of Default. A Default is “continuing” if it has not been remedied or waived.

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“Defendant” means any of the defendants that is the subject of the Claims.

“Disputes” has the meaning set forth in Section 9.3.

“Dollar” or “$” means United States Dollars.

“First Closing Date” means the date on which each of the conditions set forth in Sections 5.1 and 5.3 of this Agreement is satisfied or waived by the applicable Party.

“First Tranche” has the meaning set forth in Section 2.1.

“Funding Documents” means, collectively, this Agreement, the Escrow Agreement(s) between the Attorneys, DAI and BKI, the Perfection Documents, and any other document contemplated by this Agreement.

“INVESTOR” mean Brickell Key Investments LP, as set forth in the Preamble.

“INVESTOR’s Return” has the meaning set forth in Section 3.3.

“Investment” has the meaning set forth in Section 2.1.

“IRR Return” means an amount that provides INVESTOR with a twenty percent (20%) internal rate of return on the First Tranche from the First Closing Date and, if applicable, the Second Tranche from the Second Closing Date.

“Liquidity Event” means either or both of the following: (a) (i) resolution by litigation or settlement of all available Claims asserted or to be asserted by DAI arising from or relating to the Patent Assets and (ii) receipt of all Patent Assets Proceeds arising from or relating to such Claims and / or Patent Assets and (b) the sale, transfer or assignment of (i) the majority of DAI’s common stock or (ii) all of DAI’s assets.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Party in question and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Party in question to perform any of its obligations under any material provision of any Funding Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Party in question of any material provision of any Funding Document.

“Minimum Return” has the meaning set forth in Section 3.3(a)(i).

“Multiple” means for payments received after the First Closing Date, (a) two and twenty-five hundredths (2.25x) times the Investment if a Liquidity Event occurs within twenty-four (24) months after the First Closing Date and (b) three (3.00x) times the Investment if a Liquidity Event occurs later than twenty-four (24) months after the First Closing Date.

“Party” and “Parties” have the respective meanings set forth in the caption of this Agreement.

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“Patent Assets” means those patents and Pending Patent Applications set forth in Annex A.

“Patent Assets Proceeds” means any and all gross, pre-tax monetary recoveries (whether through damages, recoveries, royalties, monies, lump-sum payments, upfront payments, settlement amounts, distribution of property, cash value of equities, license fees or other revenues or other assets or amounts) paid by a defendant or defendants or an Affiliate of any of the foregoing to DAI or any of its Affiliates, or to an Attorney on behalf of DAI, or recovered, received or receivable by DAI or any of its Affiliates, or to an Attorney on behalf of DAI, as a result of or in connection with the Patent Assets, plus any interest in connection therewith agreed to in a settlement or awarded in a judgment. For clarity, Patent Assets Proceeds shall not include licensing fees where the Claims or Patent Assets are not the cause of such licensing fees.

“Pending Patent Applications” means any patent application, U.S. or foreign, that has been filed but not yet issued as a patent, including but not limited to, any provisional or nonprovisional (utility) application, including any continuations, continuations-in-part, divisionals, reissues, refilings, PCTs, or equivalent applications.

“Perfection Documents” means those documents required to perfect the security interests provided for in Section 4 of this Agreement under the laws of Nevada and all other jurisdictions in which DAI has property or assets including, but not limited, those Perfection Documents listed in Annex D.

“Person” means any individual, firm, company, corporation, partnership, limited liability company, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality).

“Proceeds” has the meaning assigned such term in the Uniform Commercial Code.

“Rights” means, with respect to any Person, such Person’s rights, titles, claims, options, powers, privileges and interests.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Second Closing Date” means a date to be determined by INVESTOR following INVESTOR’s satisfaction, in its sole and absolute discretion, with the conditions set forth in Section 5.2 and 5.3.

“Second Tranche” has the meaning set forth in Section 2.1.

“Security Interest” has the meaning set forth in Section 4.1.

“Senior Secured Convertible Promissory Notes” means those notes issued by DAI and held by the holders listed in Annex H, which shall be paid in full from the Second Tranche, if any, within five (5) Business Days of the Second Closing Date.

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“Taxes” means any foreign, federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with any amounts or property received or paid under this Agreement, including, without limitation: (i) any state or local sales or use taxes; (ii) any import, value-added or consumption tax; (iii) any business transfer tax; (iv) any taxes imposed or based on or with respect to or measured by any net or gross income or receipts of any of the Parties; (v) any withholding or franchise taxes, taxes on doing business, gross receipts taxes or capital stock or property taxes; or (vi) any other tax now or hereafter imposed by any governmental or taxing authority on any aspect of this Agreement, the Patent Assets Proceeds, the Investment or the Assigned Rights, and “pre-Tax” shall mean before the deduction of any of the foregoing. Taxes shall also include any interest or penalties imposed on or with respect to the foregoing.

“Warrants” means those certain Warrants granted by DAI to INVESTOR as set forth in the Common Stock Purchase Warrant, the form of which is attached hereto as Annex F.

1.2 Construction. Unless a contrary indication appears, the following shall apply in this Agreement:

(a) A reference to this “Agreement” or to any other agreement or document refers to this Agreement or such other agreement or document, together with all annexes, exhibits and schedules hereto or thereto and all documents expressly incorporated herein or therein by reference, and such shall be a reference to this Agreement or such other agreement or document as amended, extended, modified, novated, restated or supplemented from time to time.

(b) A term used in any other agreement or document referred to herein or in any notice given under or in connection with this Agreement or any other agreement or document has the same meaning in such other agreement, document or notice as defined in this Agreement.

(c) Article, Section and Exhibit headings are for ease of reference only.

(d) A provision of law is a reference to that provision as amended or re-enacted;

(e) A “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(f) A document expressed to be “on the approved terms” means a document, the terms, conditions and form of which have been agreed by the Parties and a copy of which has been identified as such and initialled by or on behalf of each of the Parties; and

(g) A reference to Patent Assets Proceeds being “received” by DAI or any of its Affiliates or special purpose vehicles or the “receipt” by DAI or any of its Affiliates or special purpose vehicles of Patent Asset Proceeds, includes in each case the relevant amount being paid to or to the order of DAI or any of its Affiliates or special purpose vehicles, or being set off against or otherwise reducing any obligation of DAI or any of its Affiliates or special purpose vehicles.

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2. THE INVESTMENT

2.1 Investment. INVESTOR agrees, subject to the terms and conditions of this Agreement, to provide the Commitment amount to DAI, in two tranches: (a) a first tranche in the amount of $500,000 on the First Closing Date (the “First Tranche”) and (b) a second tranche of up to $9,500,000, in INVESTOR’s sole and absolute discretion, on the Second Closing Date (the “Second Tranche”). All First Tranche and, if applicable, Second Tranche amounts shall be considered an investment in the Patent Assets, the Claims and the Patent Assets Proceeds of the Claims (the “Investment”), in its funding percentage set forth in Annex C. Any or all of the Investment shall be used solely for the uses set forth in Annex B.

2.2 Acknowledgements Regarding the Scope and Nature of the Investment. Subject to the terms of this Agreement, the Parties recognize and acknowledge that (i) INVESTOR will, through the Investment, purchase the Assigned Rights from DAI and an ownership interest in the Patent Assets Proceeds will be sold, transferred and assigned by DAI to INVESTOR and (ii) the Assigned Rights assigned to INVESTOR hereunder will be transferred to INVESTOR in consideration for the Investment. Nothing in this Agreement or in the course or manner of dealings between the Parties shall be construed to cause any of them to be considered to be a partnership, have formed a partnership, or be partners, members, agents or co-venturers of any kind pursuant to any applicable tax or non-tax laws or doctrines. In the event that any provision in this Agreement is held unenforceable under applicable commercial law, the Investment shall be deemed to be a debt obligation of DAI under Article 9 of the Uniform Commercial Code and for such commercial law purposes and shall accrue interest at a twenty percent (20%) interest rate (or the maximum rate permitted by applicable law, if lower) compounded annually until paid in full.

2.3 Matter Monitoring. DAI agrees to provide to INVESTOR, and DAI agrees to direct Attorneys to provide to INVESTOR, information and documentation sufficient to monitor developments in the Claims, including without limitation, regular quarterly updates and information about material matters in the Claims, as outlined in Annex E attached hereto. INVESTOR may, but is not bound to, monitor or verify the application of any amount disbursed by or on behalf of DAI in respect of Claims Costs and Expenses pursuant to this Agreement, and any such monitoring shall at all times be in INVESTOR’s discretion. In connection with such monitoring, DAI understands that INVESTOR may wish to review certain non-privileged information in connection with the Claims, and DAI consents to the providing of such information by the Attorneys; provided, however, that notwithstanding anything to the contrary contained herein, or in any other related agreement or document, in no event shall DAI be obligated to disclose any privileged information or information subject to a judicially determined protective order at any time or for any purpose.

2.4 Future Needs. DAI shall not seek alternative or additional funding for the Claims until the entire amount of the Investment has been used. DAI agrees that INVESTOR shall have the first option, but no obligation, to provide further funding for the Claims on terms substantially similar to those set forth herein. If INVESTOR is not prepared to make a further investment in the Claims, then DAI may seek additional funding from other third parties, provided, however, that any third party providing funding to DAI or any of its Affiliates and Subsidiaries shall not have any payment priority, interest or security interest in or lien on the Patent Assets, the Claims or the Patent Assets Proceeds that is prior in rights to those of INVESTOR hereunder. For clarity, the foregoing provision does not apply in the event DAI seeks financing for working capital not related directly to the prosecution of the Claims or the Patent Assets.

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3. PROCEEDS

3.1 Assignment of an Interest in the Patent Assets Proceeds and Proceeds. In consideration for the Investment and subject to the terms of this Agreement, DAI irrevocably assigns to INVESTOR (a) 100% of the Patent Assets Proceeds until INVESTOR has received its Minimum Return and (b) if INVESTER has not received its Minimum Return by the earlier of (x) a Liquidity Event and (y) July 31, 2020, then 100% of Proceeds until Investor has received an amount equal to the Minimum Return on $4 million (the “Assigned Rights”).

3.2 Proceeds Payments to Claims Proceeds Accounts.

(a) Each of DAI, its Affiliates, special purpose vehicles, Attorneys and agents shall deposit directly into a Claims Proceeds Account all Patent Assets Proceeds until INVESTOR has received its Minimum Return.

(b) DAI, for itself and on behalf of Attorneys, shall promptly notify INVESTOR of the receipt of all Patent Assets Proceeds and shall pay or ensure prompt payment, which in any case shall be within five (5) Business Days of receipt of such Patent Assets Proceeds, of all amounts payable to INVESTOR pursuant to the terms of this Agreement. The Parties hereto and their respective assignees and successors in interest agree that no distribution of such Patent Assets Proceeds may be made except in conformance with this Agreement. DAI hereby (i) irrevocably instructs and will instruct Attorneys to distribute Patent Assets Proceeds in accordance with the terms of this Agreement and (ii) covenants that it will not direct Attorneys to take any action which conflicts with such irrevocable instructions.

3.3 INVESTOR’S Return. Subject to Section 3.4 below, DAI shall pay INVESTOR a return (the “INVESTOR’s Return”) equal to sum of

a. (i) the Multiple or (ii) the IRR Return, whichever is greater (the “Minimum Return”); and

b. the Warrants.

To the extent that, upon resolution by litigation or settlement of all available Claims asserted or to be asserted by DAI arising from or relating to the Patent Assets, INVESTOR receives from Patent Assets Proceeds amounts that are less than the Minimum Return, INVESTOR will be entitled to recover the difference between the amounts it has received from Patent Assets Proceeds and the Minimum Return from any and all assets for which any part or all of the Investment was used and from all proceeds resulting from legal actions arising from or relating to those assets. In addition, in the event INVESTOR does not receive by the earlier of (x) a Liquidity Event and (y) July 31, 2020 from Patent Assets Proceeds amounts at least equal to the Minimum Return, INVESTOR will be entitled to recover the difference between the amounts it has received from Patent Assets Proceeds and the amount of its Minimum Return on $4 million from the Proceeds of any and all assets of DAI.

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3.4 Payment Priority of Patent Assets Proceeds and Proceeds. INVESTOR shall have priority of payment regarding Patent Assets Proceeds and Proceeds as follows:

	From Patent Assets Proceeds	From All Assets of DAI in the Event of Insufficient Patent Asset Proceeds by earlier of (x) Liquidity Event and (y) July 31, 2020
Until INVESTOR has received the return of its Investment	100%
Then, until INVESTOR has received its Minimum Return on the Investment	100%
Until INVESTOR has received $4 million		100%
Then, until INVESTOR has received its Minimum Return on $4 million.		100%

4. SECURITY INTEREST

4.1 Security Interest. DAI grants and assigns to INVESTOR (a) a senior security interest in the Patent Assets, the Claims and the Patent Asset Proceeds until INVESTOR has received it Minimum Return and (b) a senior security interest in all other assets of DAI (the “Other Assets”) until INVESTOR has received the Minimum Return on $4 million, and DAI shall execute and deliver to INVESTOR on the First Closing Date, and INVESTOR may file with the necessary filing offices, the Perfection Documents for the purpose of perfecting INVESTOR’s Rights in and to the Patent Assets, the Claims, the Patent Assets Proceeds and the Other Assets as set forth above, and as notice to third parties that DAI has conveyed any interest it may have in or to such Patent Assets, Claims, the Patent Assets Proceeds and the Other Assets (collectively, the “Security Interest”). Upon receipt of (x) its Minimum Return on $4 million, INVESTOR shall release its Security Interest over the Other Assets and (y) its Minimum Return, INVESTOR shall release its Security Interest over the Patent Assets, Claims and the Patent Assets Proceeds, in each case by filing the customary termination and lien release statements with the applicable governmental authorities in the requisite jurisdictions.

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5. CLOSING

5.1 Conditions Precedent to the First Tranche Investment. INVESTOR shall only be obligated to make the First Tranche Investment if on the First Closing Date:

(a) The representations and warranties of DAI contained in Section 6.1 of this Agreement shall be true and accurate in all material respects;

(b) INVESTOR shall have received sufficient information, in form and substance reasonably acceptable to INVESTOR, regarding the engagement agreement(s) between DAI and Attorneys including, but not limited to, that such Attorneys (i) shall be subject at all times to an Attorneys’ fee cap not to exceed $1,200,000 (inclusive of existing payables) (the “Cap”) with appropriate contingency fee arrangements in place in the event Attorneys’ fees exceed the Cap, (ii) shall have financial controls in place to monitor the deployment of Attorneys’ fees and Claims Costs and Expenses and (iii) shall have the ability to effectively prosecute the Claims; and

(c) No Default shall have occurred and be continuing or would result from the transactions to be consummated at such time.

5.2 Conditions Precedent to the Second Tranche Investment. INVESTOR shall only be obligated to make the Second Tranche Investment after INVESTOR is satisfied, in its sole and absolute discretion, with the following:

(a) The representations and warranties of DAI contained in Section 6.1 of this Agreement shall have remained true and accurate in all material respects;

(b) The covenants of DAI contained in Section 7.1 of this Agreement shall have been performed in all material respects;

(c) The Attorney Engagement Agreement(s) shall remain in full and force and effect, unmodified, and shall not have been reputed or challenged by any party thereto;

(d) DAI shall have fully deployed the First Tranche to pay the first amortization payment of principal and interest on the obligations to the Senior Convertible Debt Holders;

(e) DAI and the Attorneys shall have received in escrow from each Senior Convertible Debt Holder (i) an acknowledgement that, upon payment of amounts to them from the Second Tranche, all obligations, financial or otherwise, owed to them by DAI shall be satisfied and paid in full and (ii) an unconditional release of DAI and any and all security interests held over the assets and shares of DAI;

(f) No Default shall have occurred or, with the passage of time, be likely to occur; and

(g) INVESTOR is satisfied, in its sole and absolute discretion, with the results of additional due diligence on the Patents Assets, the Claims and the financial condition of DAI.

5.3 Closing. The obligations of the Parties hereunder shall become effective when and only when each of the following conditions is satisfied (or waived in writing by the appropriate Party):

(a) DAI shall have authorized in writing the contents and filing of the Perfection Documents; and

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(b) DAI shall have demonstrated to INVESTOR that it has contingent arrangements in place, acceptable to INVESTOR, to assure that any and all necessary fees, costs, and expenses for prosecuting the Claims can be met by DAI either through the Investment, arrangements with Attorneys or otherwise.

(c) DAI shall have delivered the executed Warrant.

5.4 Delivery of Investment. Subject to the satisfaction of the conditions to Closing set forth in Sections 5.1, 5.2 and 5.3, INVESTOR shall deliver the Investment to DAI as set forth in Annex B via wire transfer to the bank accounts set forth in Annex G.

6. REPRESENTATIONS, WARRANTIES AND INVESTMENT-RELATED DISCLOSURES

6.1 DAI’s Representations, Warranties and Investment-Related Disclosures. DAI makes the representations and warranties set out in this Section 6.1 to INVESTOR as of (i) the date of this Agreement and (ii) and each on the First Closing Date and Second Closing Date:

(a) Organization and Good Standing. DAI is a corporation organized, validly existing and in good standing under the laws of Nevada, and is Authorized to conduct business in Rhode Island, Nevada and all other jurisdictions in which it conducts business or operations.

(b) Authorization and Enforceability. DAI has the requisite power and authority to execute and deliver this Agreement and the other Funding Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by DAI of this Agreement and the other Funding Documents and the consummation of the transactions contemplated hereby and thereby have been duly Authorized by all required action on the part of DAI.

(c) Due Execution. This Agreement and the other Funding Documents have been duly executed and delivered by DAI, and, assuming the due authorization, execution and delivery hereof and thereof by INVESTOR, they constitute the valid and legally binding obligations of DAI enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

(d) Litigation. Except as disclosed in writing to INVESTOR prior to the First Closing Date and the Second Closing Date, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any governmental entity, or to the knowledge of DAI, threatened against DAI or any of its assets. There is not in existence at present and, except in connection with the Claims, DAI is not aware of the potential for any order, judgment or decree of any court or other tribunal or any agency enjoining or requiring DAI to take any action of any kind or to which DAI or its assets are subject or bound.

(e) Title to Property; Absence of Liens and Encumbrances. Upon payment in full of the Senior Convertible Debt Holders, DAI is solvent, and owns and has good and marketable title to the Patent Assets Proceeds, Claims, and Patent Assets free and clear of all liens and encumbrances or Security in favor of any Person other than INVESTOR or Attorneys pursuant to Attorney Engagement Agreements that are in form and substance reasonably acceptable to INVESTOR. Upon payment in full of the Senior Convertible Debt Holders, DAI owns and has good and marketable title to its other assets, free and clear of all liens and encumbrances or Security in favor of any Person other than INVESTOR.

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(f) No Conflicts. Assuming the payoff of the Senior Convertible Debt Holders and the release and/or termination of such Senior Convertible Debt Holders’ security interests and liens, the execution, delivery and performance by DAI of this Agreement and the other Funding Documents in accordance with their respective terms do not and will not, after the giving of notice, or the lapse of time or both, or otherwise (i) conflict with, result in a breach of, or constitute a default under the charter or corporate documents of DAI or any law, statute, ordinance, rule or regulation, or any court or administrative order or process or any contract, agreement, arrangement, commitment or plan to which DAI is a party or by which DAI or its assets are bound, (ii) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other public authority, or (iii) require the consent of any Person under any material agreement, arrangement, or commitment of any nature.

(g) Investment-related disclosures. DAI acknowledges that it has superior knowledge regarding the Patent Assets and Claims, due at least in part to its involvement and familiarity with the facts underlying the Patent Assets and the progress of the Claims to date. Moreover, DAI acknowledges that it has access to information regarding the Patent Assets and Claims that is not available to INVESTOR. In connection with entering into this Agreement, DAI has provided (or has caused its Attorneys to provide) certain information to INVESTOR, including information pertaining to the claims and defenses in the Claims and material factual information underlying those claims and defenses; provided, however, that DAI declares that DAI could not and has not provided any disclosure of information or documents protected by the attorney-client or work product privileges, and that the materials and disclosures that have been provided in the course of INVESTOR’s due diligence was bound by and in compliance with any applicable protective and confidentiality orders in the Claims. All such information has been provided by DAI in consultation with its Attorneys and other counsel, and DAI hereby warrants that all such information was/is true, complete and accurate in all material respects as of the date it was provided and as of the First Closing Date and Second Closing Date. DAI acknowledges that INVESTOR has relied on the accuracy and completeness of this information in agreeing to make the Investment. DAI confirms that it has disclosed all facts in its own possession that DAI reasonably believes could affect INVESTOR’s decision to make the Investment. If DAI is or becomes aware of information that it reasonably believes could affect INVESTOR’s decision to make the Investment and DAI is prohibited from disclosing such information because it is privileged or subject to a judicially determined protective order, then DAI shall disclose to INVESTOR the fact that such information exists along with DAI’s assessment (after consultation with counsel) of such information and its effect, if any, on the claims and defenses, even if it cannot disclose the exact substance of that information.

(h) Attorney Engagement Agreements. As of the date of this Agreement and the Closing Date, each Attorney Engagement Agreement to which DAI is a party (a) is enforceable against the parties thereto in accordance with its terms, (b) has not been challenged, repudiated, terminated, cancelled or annulled by a person or party thereto and (c) as to INVESTOR, does not prohibit, inhibit or give a priority in payment of Patent Assets Proceeds to any person.

(i) Sufficiency of Financial Resources. DAI shall maintain adequate financial resources to ensure that any and all necessary fees, costs, and expenses for prosecuting the Claims (and any related appeals) can be met by DAI either through the Investment, arrangements with Attorneys or otherwise. INVESTOR has been informed that DAI’s annual report for the fiscal year ending December 31, 2017 on Form 10-K contains a going concern qualification from its public accountants.

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6.2 INVESTOR’s Representations and Warranties. INVESTOR makes the representations and warranties set out in this Section 6.2 to DAI as of the date of this Agreement and the Closing Date:

(a) Organization and Good Standing. INVESTOR is duly organized in its jurisdiction as set forth in the Preamble.

(b) Authorization and Enforceability. INVESTOR has the requisite power and authority to execute and deliver this Agreement and the other Funding Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by INVESTOR of this Agreement and the other Funding Documents and the consummation of the transactions contemplated hereby and thereby have been duly Authorized by all required action on the part of INVESTOR.

(c) Due Execution. This Agreement and the other Funding Documents have been duly executed and delivered by INVESTOR, as appropriate, and, assuming the due authorization, execution and delivery hereof and thereof by DAI or any other third party thereto, they constitute the valid and legally binding obligations of INVESTOR enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

(d) No Conflicts. The execution, delivery and performance by INVESTOR of this Agreement and the other Funding Documents in accordance with their respective terms do not and will not, after the giving of notice, or the lapse of time or both, or otherwise (i) conflict with, result in a breach of, or constitute a default under INVESTOR’s constitutive documents or any law, statute, ordinance, rule or regulation, or any court or administrative order or process or, any contract, agreement, arrangement, commitment or plan to which INVESTOR is a party or by which INVESTOR or its assets is bound, (ii) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other public authority, or (iii) require the consent of any Person under any material agreement, arrangement, or commitment of any nature.

(e) Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any governmental entity, or to the knowledge of INVESTOR, threatened against INVESTOR, or one of its related entities, that would impact or restrict INVESTOR’s ability to comply with the terms of this Agreement. INVESTOR is not aware of the potential for an order, judgment or decree of any court or other tribunal or any agency enjoining or requiring INVESTOR to take any action of any kind or to which INVESTOR or its assets are subject or bound.

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7. COVENANTS AND TAXES

7.1 Covenants. For so long as any amount is outstanding or obligation of DAI is remaining under this Agreement or the other Funding Documents, DAI shall (unless it has obtained prior written consent from INVESTOR to the contrary), at its sole cost and expense:

(a) obtain, comply with and use commercially reasonable efforts to do all that is necessary to remain solvent and to maintain DAI as a legal entity with all requisite Authorizations under all applicable law or jurisdictions to carry on its respective businesses in connection with the Patent Assets, Claims and Patent Assets Proceeds;

(b) prosecute, and take all necessary actions to ensure that it prosecutes (and where reasonable settlement offers are received, settles), the Patent Assets and Claims with all due skill and care including, without limitation, maintaining the appointment of appropriate Attorneys to act on the behalf of DAI with respect to the Claims; in this regard, each of DAI and the INVESTOR acknowledges and agrees that INVESTOR will not (i) direct the activities of any Attorneys or the Claims, (ii) provide any legal professional services to DAI, (iii) appear on pleadings or participate in decisions or settlement negotiations for the Claims, (iv) have an attorney-client relationship with DAI or (v) charge for any consultancy services either during the course of prosecution of the Claims or upon settlement or other Claims resolution;

(c) without the prior written consent of INVESTOR, except as set forth in Sections 2.4, not accept or agree to deploy the capital of any third-party lender or capital source in connection with the Claims. For clarity, DAI may obtain financing from third parties other than INVESTOR for general working capital purposes; provided that such capital is not directly used to in connection with the Patent Assets and / or Claims and, further provided that such financing shall at all times be subordinate in payment priority to the Minimum Return and to the Security and the rights of INVESTOR hereunder;

(d) not allow any other Person to hold any Security or payment priority over the Claims, Patent Assets Proceeds and Patent Assets or any rights thereto, without the prior written consent of INVESTOR, which consent may be withheld in the sole and absolute discretion of INVESTOR;

(e) not transfer, sell, assign or otherwise dispose of any of its Rights in or under the Claims, Patent Assets, or the Patent Assets Proceeds or agreements relating thereto; and

(f) directly or through Attorneys, keep INVESTOR timely informed of material developments in the Patent Assets and Claims and all facts and circumstances that may affect the value of the Claims, the Patent Assets and / or Patent Assets Proceeds in accordance with Annex E.

7.2 Tax Certification and Withholding. All Taxes shall be the financial responsibility of the Party obligated to pay such Taxes as determined by the applicable law, and no Party is or shall be liable at any time for any of another Party’s Taxes incurred in connection with or related to amounts paid under this Agreement. DAI shall make each and all payments hereunder to INVESTOR without any deduction or withholding on account of any Taxes, provided that INVESTOR shall furnish to DAI a completed and properly executed U.S. Internal Revenue Service Form W-9. Each Party shall indemnify, defend and hold the other Parties harmless from and against any Taxes owed by or assessed against the other Party that are the obligation of such Party and from any Purchased Assets, causes of action, costs, expenses, reasonable attorneys’ fees, penalties, assessments and any other liabilities of any nature whatsoever related to such Taxes.

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7.3 Successor or Replacement Attorneys. In the event that an Attorney withdraws from prosecuting the Claims or otherwise ceases to act as an Attorney, then DAI shall appoint successor Attorneys to act as its counsel for the Claims, provided, however, that DAI shall give INVESTOR ten (10) Business Days’ prior written notice of the Attorneys it proposes to appoint as successors. DAI shall retain exclusive control to select counsel and to direct the activities of counsel. Should such successor or replacement Attorneys be so appointed, all references to the original Attorney(s) for the Claim(s) shall, where appropriate and effective as of the date of their appointment, be deemed to be a reference to such successor or replacement Attorneys.

8. EVENTS OF DEFAULT

8.1 Events of Default. Each of the events or circumstances set out below is an Event of Default:

(a) Non-payment. DAI fails to pay or distribute when due any amount payable or distributable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable, and such failure to pay or distribute is not remedied within five (5) days of INVESTOR giving written notice to DAI.

(b) Other Obligations. DAI fails to comply with any provision of the Funding Documents (other than those referred to in subsection (a) above), and such failure to comply is not remedied within ten (10) Business Days of INVESTOR giving written notice to DAI.

(c) Misrepresentation. Any representation, warranty or statement made by DAI in this Agreement, in the other Funding Documents or any other document delivered by or on behalf of DAI under or in connection herewith or therewith is or proves to have been incorrect, incomplete or misleading in any material respect, and such representation, warranty or statement is not remedied, if capable of being remedied, by DAI within ten (10) Business Days of DAI becoming aware that it is incorrect, incomplete or misleading.

(d) Insolvency.

(i) DAI is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its material financial obligations or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii) The value of the assets of DAI (after taking into account the Investment) is less than its liabilities (after taking into account contingent and prospective liabilities); and

(iii) A moratorium is declared in respect of any indebtedness of DAI. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

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(e) Insolvency Proceedings. Any legal proceedings are taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, administration or reorganization (by way of voluntary arrangement, scheme of arrangement, or otherwise) of DAI;

(ii) the filing of a voluntary petition for relief under the bankruptcy provisions of any jurisdiction by DAI or the filing of an involuntary petition for relief against DAI which is not dismissed within forty-five (45) days of such filing;

(iii) a composition, compromise, assignment or arrangement with any creditor of DAI, other than in the ordinary course of business;

(iv) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of DAI or substantially all of the assets of DAI; or

(v) enforcement of any Security having a value of at least $50,000 over any assets of DAI,

or any analogous procedure or step is taken in any jurisdiction.

(f) Creditors process. Any expropriation, attachment, sequestration, distress or execution or any analogous process with respect to DAI in any jurisdiction affects any material asset of DAI and is not discharged within five (5) Business Days;

(g) Incurrence of Indebtedness. Except as otherwise provided herein, DAI shall not, directly or indirectly, incur or guarantee any indebtedness, other than ordinary course indebtedness up to $500,000, except as may be consented to in writing by INVESTOR, such consent not to be unreasonably withheld; and

(h) Failure to Pay Senior Convertible Debt Holders and Obtain Releases. DAI shall have failed to fully satisfy all obligations to the Senior Convertible Debt Holders and to obtain unconditional releases from the Senior Convertible Debt Holders as to DAI’s financial obligations to and the security interests in DAI held by such Senior Convertible Debt Holders within five (5) Business Days following the Second Closing Date.

8.2 Rights and Remedies. During the continuance of an Event of Default, INVESTOR may, in its sole and absolute discretion, upon at least fifteen (15) Business Days’ written notice to DAI, elect to do any one or more of the following:

(a) require DAI to remit to INVESTOR any balance of the Investment remaining, whether held in DAI bank accounts or in an attorney-client escrow account.

(b) except as otherwise provided herein, without notice to or demand upon DAI, make such payments and do such acts, on behalf of DAI, as INVESTOR reasonably considers necessary or reasonable to protect its rights under this Agreement in accordance with applicable law;

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(c) except as otherwise provided herein, in addition to the foregoing, INVESTOR shall have all rights and remedies provided by law and any rights and remedies contained in any Funding Document (including without limitation enforcing its security interest in the Patent Assets Proceeds, the Claims, and Patent Assets); and / or

(d) suspend all rights of DAI to share in Patent Assets Proceeds pursuant to Section 3.4 until INVESTOR has received its Minimum Return.

8.3 Special Power of Attorney. DAI hereby appoints INVESTOR (or its respective representatives), effective upon the occurrence and during the continuance of any Event of Default referred to in Section 8.1(d) or 8.1(e), as its attorney-in-fact, with full power of substitution, to do all things and take all actions, in its own name and as attorney-in-fact for DAI, to pursue any of DAI’s Rights with respect to and/or in the Claims and to engage such legal counsel for the account of DAI, but at the cost of INVESTOR that INVESTOR shall, in its good faith judgment, deem to be in the best interests of INVESTOR and DAI. This Special Power of Attorney shall at all times be coupled with an interest and shall survive the dissolution, insolvency or bankruptcy (as the Claims may be under the laws of any jurisdiction) of DAI. Notwithstanding any provision in this Agreement or the other Funding Documents to the contrary, any and all Patent Assets Proceeds received by or on behalf of DAI on or after INVESTOR’s exercise of its rights in accordance with this Section 8.3 shall be distributed to INVESTOR up to the amount of the INVESTOR’s Return. Any costs incurred by INVESTOR pursuant to the exercise of its rights under this Section 8.3 shall be treated as part of the Investment and subject to recovery as part of the INVESTOR’s Return. INVESTOR shall have the right to delegate the powers provided for in this Section 8.3 to a third party.

9. GOVERNING LAW; WAIVER OF SPECIFIC DEFENSES; DISPUTES

9.1 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH ENGLISH LAW, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

9.2 Specific Waivers. DAI irrevocably waives and forever and unconditionally releases, discharges and quitclaims, any claims, counterclaims, defenses, causes of action, remedies and/or rights it or its successors in interest has or may in the future have arising from any doctrine, rule or principle of law or equity that this Agreement, or the relationships or transactions contemplated by this Agreement, (i) are against the public policy of any jurisdiction with which DAI has a connection, or (ii) are unconscionable, or (iii) constitute champerty, maintenance or any impermissible transfers or assignments of property, fees or choses in action, or (iv) violate the rules of professional ethics applicable to DAI, INVESTOR or any of their lawyers or professional advisers.

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9.3 Arbitrable Claims. All actions, disputes, claims and controversies under common law, statutory law, rules of professional ethics, or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and directly relating to: (a) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between INVESTOR and DAI related to the subject matter hereof; (c) any act or omission committed by INVESTOR or by any Person affiliated with INVESTOR, or by any member, employee, agent, or lawyer of INVESTOR, whether or not arising within the scope and course of employment or other contractual representation of INVESTOR (provided that such act arises under a relationship, transaction or dealing between INVESTOR and DAI); and/or (d) any act or omission committed by DAI, or by any employee, agent, partner or lawyer of DAI whether or not arising within the scope and course of employment or other contractual representation of DAI (provided that such act arises under a relationship, transaction or dealing between INVESTOR and DAI) (collectively, the “Disputes”), will be subject to and resolved by binding arbitration under these Sections 9.3 – 9.8. The Parties agree that the arbitrators have exclusive jurisdiction, to the exclusion of any court (except as specifically provided with regard to prejudgment, provisional, or enforcement proceedings in Section 9.5), to decide all Disputes.

9.4 Administrative Body. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Arbitration Rules of The London Court of International Arbitration (LCIA) (www.lcia-arbitration.com) which rules are deemed to be incorporated herein by reference. All arbitrator(s) selected will be lawyers with at least ten (10) years’ experience and be licensed to practice law in England. A panel of three arbitrators shall hear all claims exceeding One Million Dollars ($1,000,000), exclusive of interest, costs and lawyers’ fees. The arbitrator(s) will decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The arbitrator shall follow the terms of this Agreement and the applicable law, including without limitation, the attorney-client privilege and the attorney work-product doctrine. The seat, or legal place, of arbitration shall be London, England, and hearings before the arbitral tribunal shall be held in London, England unless the Parties agree to a different arbitral seat and/or locale. The language to be used in the arbitral proceedings shall be English.

9.5 Prejudgment and Provisional Remedies. Prior to appointment of the arbitrator, either Party may commence judicial proceedings only for the purpose(s) of: (i) enforcement of the arbitration provisions; (ii) obtaining appointment of arbitrator(s); (iii) preserving the status quo of the Parties pending arbitration as contemplated herein; (iv) preventing the disbursement by any Person of disputed funds; and/or (v) preserving and protecting the rights of either Party pending the outcome of the arbitration. Any such action or remedy will not waive a Party’s right to compel arbitration of any Dispute, and any Party may also file court proceedings to have judgment entered on the arbitration award. In any action for prejudgment or provisional relief, any court in which such relief is sought shall determine the availability of such relief without regard to any defenses that may be asserted by the other Party, and any such defenses shall be referred to the exclusive jurisdiction of the arbitrators under Section 9.3. The Parties further agree that a court shall not defer or delay granting prejudgment or provisional relief while any such arbitration takes place.

9.6 Attorneys’ Fees. If either DAI or INVESTOR brings any other action for judicial relief with respect to any Dispute (other than those precisely described in Section 9.5), the Party bringing such action will be liable for and immediately pay all of the other Party’s costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either DAI or INVESTOR brings or appeals an action to vacate or modify an arbitration award, order or judgment and such Party does not prevail, such Party will pay all costs and expenses, including attorneys’ fees, incurred by the other Party in defending such action.

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9.7 Enforcement. Any award rendered under this Section shall not be subject to appeal and may be enforced under any and all applicable treaties and internal laws of the jurisdiction where the award-debtor is located, including without limitation under the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York Convention).

9.8 Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal or other national court of competent jurisdiction where proceedings are necessary or appropriate to enforce any award or order. This Agreement concerns transactions involving commerce among the several states and foreign countries.

9.9 Survival After Termination. The provisions of this Section 9 will survive the termination of this Agreement.

10. MISCELLANEOUS

10.1 Entire Agreement and Amendments. This Agreement and the other Funding Documents constitute the entire agreement between the Parties with respect to the matters covered herein and supersede all prior agreements, promises, representations, warranties, statements, and understandings with respect to the subject matter hereof as between DAI and INVESTOR. Each of this Agreement and the Funding Documents are fully enforceable in accordance with their terms. This Agreement may not be amended, altered, or modified except by an amendment or supplement to this Agreement executed by all Parties hereto.

10.2 Partial Invalidity; Severability. If, at any time, any provision of this Agreement or of the other Funding Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction will in any way be affected or impaired.

10.3 Remedies and Waivers. No failure to exercise, nor any delay in exercising, on the part of INVESTOR or DAI, of any right or remedy under this Agreement or the other Funding Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. No provision of this Agreement may be waived except in a writing signed by the party granting such waiver.

10.4 Assignment. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Neither DAI nor INVESTOR shall assign or delegate its rights or obligations under this Agreement or the other Funding Documents without the prior written consent of the other Party; provided, however, that, in connection with an eventual syndication by INVESTOR of its rights to potential proceeds from its portfolio of claims, including the Patent Assets Proceeds hereunder, INVESTOR may assign or transfer to a third party all or part of its interest in (i) the Patent Assets Proceeds under this Agreement, (ii) its share of any and all recoveries associated with the Patent Assets and / or Claims and / or Patent Assets Proceeds and / or Other Assets and (iii) any other rights, licenses or obligations hereunder; provided, further however, that the third party assignee or transferee shall not be deemed a client of the Attorneys, shall not have any control over the Claims, shall not become a party to the Claims and shall not have any access to information in respect of the Claims that is privileged or otherwise judicially protected. Notwithstanding the above, INVESTOR may assign, in whole or in part and without the consent of DAI or any other Person, the rights, benefits and obligations of this Agreement to another pooled investment vehicle managed by Brickell Key Asset Management Limited, a Guernsey limited company, or its Affiliates or their respective successors and assigns.

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10.5 Confidentiality.

(a) INVESTOR hereby agrees that, without the prior written consent of DAI, INVESTOR will not disclose, and will direct INVESTOR’s representatives (including, without limitation, INVESTOR’s outside counsel) not to disclose, to any person either the fact that this Agreement has been made, or any of the parties, terms, conditions or other facts with respect to this Agreement, or any of the information provided by DAI or any Attorney to INVESTOR pursuant to this Agreement (collectively, the “Confidential Information”).

(b) INVESTOR further agrees that none of the Confidential Information shall be disclosed to any person or entity; provided, however, that any of such information may be disclosed by INVESTOR and / or DAI (A) to INVESTOR’s representatives so long as such representatives are informed of the nature of this Agreement and agree to abide by the terms of the same to DAI; (B) to the extent INVESTOR and / or DAI is legally required to do so, to government agencies, regulatory bodies or representatives thereof, courts, arbitral tribunals or pursuant to legal process, provided that (I) the non-disclosing Party is provided prior notice as soon as reasonably practical upon disclosing Party’s learning of any request and opportunity to contest such request, (II) DAI or INVESTOR, as the case may be, is provided an opportunity to seek a protective order or other remedy with respect to the disclosure, including without limitation, to ensure that such Confidential Information as is required to be disclosed is afforded confidential treatment, (III) the disclosing Party shall use commercially reasonable efforts to cooperate with the non-disclosing Party in obtaining a protective order or other remedy with respect to such disclosure, and (IV) in the event a protective order or other remedy is not obtained, INVESTOR or DAI, as the case may be, shall use commercially reasonably efforts to assure the non-disclosing Party that the disclosing Party or its representatives will only furnish that portion of the Confidential Information that is legally required to be disclosed, or (C) if the non-disclosing Party consents in writing to such disclosure before any such disclosure has taken place.

(c) Notwithstanding anything in this Agreement to the contrary, including the provisions of Sections 10.5(a) and 10.5(b), the Parties agree that DAI may make such filings and disclosures of Confidential Information as it determines, upon advice of counsel, are required by federal and state securities laws and stock exchange rules applicable to DAI, including without limitation, the United States Securities Exchange Act of 1934, as amended (collectively, “Securities Laws”), provided that DAI will use reasonable efforts to seek confidential treatment for Confidential Information that DAI determines, upon advice of counsel, is permitted to be obtained under the Securities Laws.

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10.6 Notices.

(a) All notices, reports and other communications required or permitted under this Agreement shall be in writing. They shall be delivered by hand or sent by regular mail, courier, fax, email or other reliable means of electronic communication to the Parties at their addresses indicated below or at such other address as may be specified hereafter in writing by any of the Parties to the other Party in accordance with this Section 10.6.

If to DAI:	Digital Ally, Inc.
9705 Loiret Boulevard
Lenexa, Kansas. 66219
Email: stan.ross@digitalallyinc.com

If to BKI:	Brickell Key Investments LP
11 New Street
St. Peter Port
Guernsey GY1 2PF
Attention: Corporate Secretary
Fax: +44 (0)1481 712167
Email: brickellkey.gg@vistra.com

With a copy to:
Brickell Key Asset Management Limited
11 New Street
St. Peter Port
Guernsey GY1 2PF
Attention: Corporate Secretary
Fax: +44 (0)1481 712167
Email: brickellkey.gg@vistra.com

and

Brickell Key Asset Management, LLC
18 Broad Street
Suite 201D
Charleston, SC 29401
U.S.A.
Attention: William Yuen
Fax: +1-866-529-3291
Email: yuen@bkaml.com

(b) Any notice, report or other communication hereunder shall be deemed to have been delivered and received (i) on the date delivered, if delivered personally by hand or sent by courier, (ii) on the date sent, if sent by fax, email or other form of electronic communication, and (iii) five (5) Business Days after mailing, if placed in the US mail or Guernsey mail, as the Claims may be, by registered or certified mail, first class postage prepaid, with a request for a confirmation of delivery.

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(c) Any notice, report or other communication sent under Sections 8 or 9 that is sent by fax, email or other electronic communication must be confirmed by sending a hard paper copy thereof to the recipient in accordance with subsection (a) above, provided, the effective date of such notice, report or other communication shall be as specified in subsection (b) above. If the recipient actually received the fax, email or other electronic form of a notice, report or other communication, then the notice, report or other communication shall be deemed to have been given and delivered even if sender fails to send a hard copy as called for in this subsection.

10.7 Indemnification.

(a) DAI shall indemnify and hold harmless INVESTOR and its partners, shareholders, officers, directors, employees, representatives, managers, advisers and each of their respective Affiliates (collectively, “Indemnitees”) from and against any and all actions, losses, costs, charges, damages, claims, sanctions, penalties, expenses and reasonable defense costs (collectively, “Costs”) arising from (i) any breach of this Agreement by DAI, (ii) from DAI’s fraud, willful misconduct, bad faith or gross negligence in connection with performing its obligations under this Agreement and (iii) from any Costs arising from or relating to any third party discovery proceedings in connection with the Claims, the Patent Assets, the Patent Assets Proceeds, the Security Interest and / or this Agreement. DAI shall not be required to indemnify any Indemnitee for Costs associated with such Indemnitee’s fraud, gross negligence, bad faith or willful misconduct. DAI’s obligations to provide indemnification under this clause shall be full-recourse obligations with respect to DAI, and is not limited to the value of the Proceeds.

(b) Any Indemnitee who receives notice of a claim for which it will seek indemnification hereunder shall promptly notify DAI of such claim in writing. DAI shall have the right to assume the defense of such action at its own cost and expense with counsel reasonably satisfactory to the Indemnitee, but shall not have the right to settle or compromise any claim or action without the consent of Indemnitee, which shall not be unreasonably conditioned, withheld or delayed, and shall not be required if such settlement contains a release of INVESTOR and no admission of liability. If DAI assumes the defense of such action, Indemnitee shall have the right to participate in such defense with its own counsel at its own cost and expense.

10.8 Counterparts. This Agreement may be executed in counterparts which, when read together, shall constitute a single instrument, and this has the same effect as if the signatures on the counterparts were on a single copy hereof. A composite copy of this Agreement may be compiled comprising a single copy of the text of this Agreement and one or more copies of the signature pages containing collectively the signatures of all Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused their duly Authorized representatives to execute this Agreement effective as of the date first set forth above.

DIGITAL ALLY, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chief Executive Officer

BRICKELL KEY INVESTMENTS LP

/s/ Julian R. Carey
Name:
Title:	Director for and on behalf of Brickell Key Partners GP Limited, as General Partner of Brickell Key Investments LP

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